Exhibit 99.1

Vapotherm Reports Second Quarter 2020 Financial Results

Second Quarter 2020 Revenue of $35.2 Million Reflects 193.3% Increase Over Prior Year

EXETER, New Hampshire, August 4, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary high velocity therapy, which is used to treat patients of all ages suffering from respiratory distress, today announced second quarter 2020 financial results.

Second Quarter 2020 Summary

•	Revenue for the second quarter of 2020 was $35.2 million, representing a 193.3% increase over the prior year period
•	Worldwide installed base of Precision Flow systems grew by 44.4% compared to the worldwide installed base at the end of the second quarter of 2019
•	Gross margin was 50.1% or 460 basis points higher than gross margin of 45.5% in the second quarter of 2019

“The second quarter of 2020 was another transformational quarter for Vapotherm as we continued to see significant customer demand in both new and existing accounts due to COVID-19 and the increased awareness of our high velocity therapy for treating patients suffering from respiratory distress. In the second quarter, we nearly tripled our revenue on a year over year basis, continued the rapid expansion of our worldwide installed base of Precision Flow systems, and took steps to expand our capital equipment manufacturing capabilities in response to the increase in demand for the company’s Precision Flow systems. We also improved our gross margin by 460 basis points despite strong headwinds from higher labor costs and increased supplier freight and expediting fees incurred to meet the increase in production capacity,” said Joe Army, President and CEO of Vapotherm. “Our focus in the third quarter and balance of the year will be meeting the demand of our new and existing accounts, continuing to grow our worldwide installed base, managing our supply chain to support increased production levels, continuing to improve our gross margin, and marching towards a full market release of the Oxygen Assist Module in the U.K. and, potentially, other European markets in the fourth quarter.”

Results for the Three Months Ended June 30, 2020

The following table reflects the Company’s revenue for the three months ended June 30, 2020 and 2019:

(unaudited and in thousands, except percentages)

	Three Months Ended June 30,
	2020		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital Equipment (product & lease revenue)	$21,450	61.0%	$2,929	24.4%	$18,521	632.3%
Disposable	13,163	37.5%	8,530	71.2%	4,633	54.3%
Service and Other	539	1.5%	527	4.4%	12	2.3%
Total Revenue	$35,152	100.0%	$11,986	100.0%	$23,166	193.3%

Revenue for the second quarter of 2020 was $35.2 million, a 193.3% increase over the second quarter of 2019. Total capital equipment revenue, including product sales, lease revenue, and other lease revenue increased 632.3% over the second quarter of 2019. This increase was primarily as a result of increased sales of our Precision Flow units as a result of increased demand related to the COVID-19 pandemic, and increased average selling prices in both the United States and International markets. Total disposable revenue increased 54.3% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients.

Exhibit 99.1

Revenue information by geography is summarized as follows:

(unaudited and in thousands, except percentages)

	Three Months Ended June 30,
	2020		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$25,682	73.1%	$8,678	72.4%	$17,004	195.9%
International	9,470	26.9%	3,308	27.6%	6,162	186.3%
Total Revenue	$35,152	100.0%	$11,986	100.0%	$23,166	193.3%

U.S. and International revenue growth in the second quarter of 2020 was driven by an increase in the number of Precision Flow units sold year over year and to a lesser extent an increase in single-use disposable sales due to higher installed bases of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients.

Gross profit for the second quarter of 2020 was $17.6 million, an increase of $12.1 million over the second quarter of 2019. Gross margin was 50.1% in the second quarter of 2020 compared to 45.5% in the second quarter of 2019. Gross margin was positively impacted by improved overhead absorption due to higher production throughput, higher U.S. capital equipment and disposable average selling prices and higher International capital average selling prices. Partially offsetting these positive factors were strong headwinds, including higher labor costs and increased supplier freight and expediting fees to meet the rapid increase in production capacity, and to a lesser extent a higher mix of capital equipment revenue.

Operating expenses were $24.4 million in the second quarter of 2020, an increase of $7.2 million as compared to $17.1 million in the same period last year. The increase in operating expenses was primarily a result of higher sales and marketing expenses due to increased sales commissions as a result of increased revenue and increased headcount, as well as higher general and administrative expenses.

Net loss for the second quarter of 2020 was $8.0 million, or $0.35 per share, compared to $12.9 million, or $0.76 per share, in the second quarter of 2019. Net loss per share was based on 23,090,613 and 17,055,628 weighted average shares outstanding for the second quarter of 2020 and 2019, respectively.

Adjusted EBITDA was ($4.3) million for the second quarter of 2020 as compared to ($10.2) million for the second quarter of 2019. The $5.9 million decrease in Adjusted EBITDA loss in the second quarter of 2020 was primarily due to higher revenue and gross margin, partially offset by increased operating expenses resulting from higher levels of sales and marketing expenses, primarily sales commissions and increased headcount, and general and administrative expenses.

Cash Position

Cash and cash equivalents were $148.3 million as of June 30, 2020 compared to $71.7 million as of December 31, 2019 and $60.4 million as of March 31, 2020. During the quarter, the Company raised net proceeds of $9.8 million through its At-The-Market (ATM) facility, and completed a public offering of its common stock, raising net proceeds of $93.8 million.

Third Quarter 2020 Outlook

In the third quarter of 2020, we expect revenue in the range of $24.0 million to $28.0 million, representing an anticipated year-over year increase of 122% to 159% over the third quarter of 2020.

Due to the inability to accurately estimate the scope, duration, and impact of the COVID-19 pandemic and the full year effect on the Company’s operations and financial results, the Company is not providing full year 2020 guidance.

Exhibit 99.1

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on August 4, 2020 to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 8283367. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through August 11, 2020 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 8283367.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Exhibit 99.1

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.3 million patients have been treated with Vapotherm high velocity therapy. High velocity therapy is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our ability to grow our installed base, our ability to manage our supply chain to support increased production levels, increasing our production and our installed base, the full market release of our Oxygen Assist Module, improving our gross margins and expected revenue for the third quarter of 2020. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the Securities and Exchange Commission on March 4, 2020, Vapotherm’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the Securities and Exchange Commission on August 4, 2020 and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$148,344	$71,655
Accounts receivable, net	16,452	8,243
Inventories	18,641	9,137
Prepaid expenses and other current assets	4,500	4,066
Total current assets	187,937	93,101
Property and equipment, net	17,204	15,086
Restricted cash	1,853	1,852
Goodwill	547	588
Intangible assets, net	275	353
Deferred income tax assets	66	66
Other long-term assets	954	844
Total assets	$208,836	$111,890
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,789	$3,375
Contract liabilities	261	137
Accrued expenses and other current liabilities	15,801	9,187
Short-term line of credit	4,492	3,491
Total current liabilities	27,343	16,190
Long-term loans payable, net	41,929	41,787
Other long-term liabilities	604	174
Total liabilities	69,876	58,151
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020 and December 31, 2019	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of June 30, 2020 and December 31, 2019, 25,493,058 and 20,851,531 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	26	21
Additional paid-in capital	426,282	319,115
Accumulated other comprehensive income (loss)	(31)	44
Accumulated deficit	(287,317)	(265,441)
Total stockholders' equity	138,960	53,739
Total liabilities and stockholders’ equity	$208,836	$111,890

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$35,152	$11,986	$54,267	$24,285
Cost of revenue	17,544	6,527	27,442	13,647
Gross profit	17,608	5,459	26,825	10,638
Operating expenses
Research and development	3,895	3,167	7,257	6,440
Sales and marketing	14,858	9,432	28,175	18,593
General and administrative	5,627	4,532	10,878	9,411
Total operating expenses	24,380	17,131	46,310	34,444
Loss from operations	(6,772)	(11,672)	(19,485)	(23,806)
Other (expense) income
Foreign currency loss	(25)	-	(1)	(9)
Interest income	60	213	185	416
Interest expense	(1,295)	(1,421)	(2,590)	(2,445)
Other	-	-	15	-
Net loss	$(8,032)	$(12,880)	$(21,876)	$(25,844)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4)	2	(75)	2
Total other comprehensive income (loss)	$(4)	$2	$(75)	$2
Total comprehensive loss	$(8,036)	$(12,878)	$(21,951)	$(25,842)

Net loss per share attributable to common stockholders - basic and diluted	$(0.35)	$(0.76)	$(0.99)	$(1.52)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	23,090,613	17,055,628	21,986,774	17,019,002

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(21,876)	$(25,844)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	2,824	2,615
Depreciation and amortization	2,148	1,407
Provision for bad debts	282	64
Provision for inventories	(327)	697
Loss on disposal of property and equipment	3	81
Amortization of discount on debt	127	108
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(8,542)	144
Inventories	(9,204)	2,292
Prepaid expenses and other assets	(547)	398
Accounts payable	3,380	(1,229)
Contract liabilities	125	(16)
Accrued expenses and other current liabilities	6,932	397
Net cash used in operating activities	(24,675)	(18,886)
Cash flows from investing activities
Purchases of property and equipment	(3,839)	(2,164)
Acquisition of business, net of cash acquired	-	(1,560)
Net cash used in investing activities	(3,839)	(3,724)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with public offering, net	94,156	-
Proceeds from issuance of common stock in connection with at-the-market offering, net	9,926	-
Common stock offering costs	(471)	-
Proceeds from issuance of common stock under the Employee Stock Purchase Plan	359	-
Short-term line of credit	995	(7)
Proceeds from exercise of stock options and purchase of restricted stock	267	337
Proceeds on loans	-	10,500
Debt issuance costs	-	(322)
Net cash provided by financing activities	105,232	10,508
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	(13)
Net increase (decrease) in cash, cash equivalents and restricted cash	76,690	(12,115)
Cash, cash equivalents and restricted cash
Beginning of period	73,507	60,022
End of period	$150,197	$47,907
Supplemental disclosures of cash flow information
Interest paid during the period	$2,422	$2,290
Property and equipment purchases in accounts payable and accrued expenses	$341	$115
Issuance of warrants in conjunction with debt draw down	-	$293
Issuance of common stock upon vesting of restricted stock	$111	$385

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended June 30, 2020 and 2019, respectively.

(unaudited and in thousands)

	Three Months Ended June 30,
	Amount
	2020	2019
Net loss	$(8,032)	$(12,880)
Interest expense, net	1,235	1,208
Depreciation and amortization	1,051	786
EBITDA	$(5,746)	$(10,886)
Foreign currency	25	-
Stock-based compensation	1,377	712
Adjusted EBITDA	$(4,344)	$(10,174)

Supplemental Operating Metrics

	Three Months Ended June 30,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base at Quarter End
United States	15,417	11,107	4,310	38.8%
International	6,640	4,166	2,474	59.4%
Total	22,057	15,273	6,784	44.4%

Precision Flow Units Sold and Leased in the Quarter
United States	2,556	318	2,238	703.8%
International	1,393	289	1,104	382.0%
Total	3,949	607	3,342	550.6%

Disposable Patient Circuits Sold in the Quarter
United States	90,776	62,209	28,567	45.9%
International	47,777	25,725	22,052	85.7%
Total	138,553	87,934	50,619	57.6%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011